Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED PROFESSIONAL ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2013, except notes 23 c), 23 d) and 23 e) are as of March 20, 2013, March 28, 2013 and May 2, 2013, respectively, relating to the consolidated financial statements of BioAmber Inc., (which report expresses an unqualified opinion and includes explanatory paragraphs regarding a) substantial doubt about the Company’s ability to continue as a going concern and b) the Company’s development stage status) appearing in the Registration Statement on Form S-1 (No. 333-177917) of BioAmber Inc. filed with the Securities and Exchange Commission on May 9, 2013.

/s/ Deloitte LLP

Deloitte LLP1

Montreal, Canada

August 14, 2013

[1]	CPA auditor, CA, public accountancy permit No. A109522